EXHIBIT 99.1
Lawsuit by Former Officer Dismissed;
GeneLink and GeneWize Poised for Growth
Orlando, Florida — May 13, 2009 — GeneLink, Inc. (OTCBB: GNLK.OB), a leading consumer genomics biotech company, is pleased to report that the Philadelphia Court of Common Pleas has dismissed the lawsuit brought by the Company’s former CEO and President, John DePhillipo, and his wife against the Company, its subsidiary GeneWize Life Sciences, Inc. (“GeneWize”), and several of the Company’s officers, directors and advisors. The Court dismissed the action, concluding that the DePhillipos claims were not viable. In the action, the DePhillipos had sought the return of 3,953,000 shares of the Company’s common stock, allegedly worth approximately $20 million, based upon their valuation of the Company’s common stock at $5.00 per share.
This was the third action filed in three different courts by Mr. DePhillipo against the Company and/or its officers and directors relating to his termination for cause in 2005. Monte Taylor, CEO of GeneLink, commented: “GeneLink and GeneWize are pleased to have prevailed once again and are encouraged that the distraction of the DePhillipo litigation appears to be behind us.”
Mr. Taylor observed that: “These are very exciting times at GeneLink and GeneWize. GeneLink continues to execute its business plan focused on developing and delivering our advancements in personal genomics to consumers in the form of genetically customized nutritional and skincare products. I believe that GeneLink is poised for accelerated growth in 2009, through our GeneWize marketing subsidiary, keynoted by our Scientific Summit in Orlando, Florida on May 29 & 30. In the coming months, we look forward to supporting our customers, affiliates and shareholders with new advancements, products, personnel and infrastructure.”

About GeneLink, Inc.:
GeneLink is a 14-year old leading biosciences company specializing in consumer genomics. GeneLink’s patented and patent pending technologies include proprietary genetic assessments linked to personalized health, beauty and wellness applications. Its DNA assessments provide information that enables the customization of nutritional products, skincare products and health maintenance regimens designed to fulfill individual consumer needs. For more information visit www.genelinkbio.com
About GeneWize Life Sciences, Inc.:
GeneWize is the first direct selling industry company to focus exclusively on providing individually customized nutritional and skin care formulations based on a consumer’s personal genetic assessment. The company’s mission is to empower individuals to take personal responsibility and control of their health.
Its LifeMap Nutrition System™, Healthy Aging Assessment™ and LifeMap Skin Care System™ offer a revolutionary new scientific approach to delivering formulations that truly address individual needs. GeneWize is committed to innovating and manufacturing the highest quality, scientifically proven health, beauty and wellness products.
For more information on GeneWize, please visit: www.genewize.com
This release contains certain forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. With the exception of historical information contained herein, the matters discussed in the press release involve risk and uncertainties. Actual results could differ materially from those expressed in any forward-looking statement. GeneLink disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future developments or otherwise.

GeneLink/GeneWize Contact:	GeneLink Investor Relations Contact:
Monte Taylor, CEO	Tel: 407-772-7164
Tel: 800-558-4363	Email: IR@genelinkbio.com